EXHIBIT 99.1



ARIAD Research Highlights Beneficial Profile of Its Promising
           Product to Treat Cancer That Has Spread to Bone

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 14, 2003--

             Lead Story in American Association for Cancer
                        Research Press Release

    ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) announced, for the first time on Saturday at the American Association for Cancer Research press briefing on the efficacy of novel cancer treatments, results of pre-clinical studies demonstrating the potential therapeutic benefits of its product candidate to treat cancer that has spread to bone.
    AP23841 combines, in a single small-molecule drug, effective blockade of both tumor growth and bone destruction - the two processes that need to be controlled to treat the grave clinical consequences of bone metastases.
    Of the more than 5000 abstracts that were submitted for presentation to the 94th annual meeting of the AACR, three were featured in its press release entitled "New generation of treatments show promise for cancer patients: Studies show combined therapies, new targets effective in fighting disease." The lead story in the AACR release was ARIAD's product candidate to treat cancer in bone.
    Even though none of the available therapies for bone metastases directly affects both tumor growth and bone destruction, sales of zoledronic acid (Zometa(R)), the leading bisphosphonate used for this indication, are estimated to reach approximately $1 billion in 2003.
    "The development of a novel therapy for bone metastases that acts directly and potently on both tumor growth and bone destruction should be highly desirable from a clinical and mechanistic standpoint and should have potential added benefit over existing drugs used to treat this disease," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.
    Approximately 750,000 cancer patients worldwide will die this year with bone metastases. Some of the most common solid tumors - breast, prostate, lung and kidney cancer - commonly spread to bone, resulting in severe bone pain and pathological fractures due to increased bone fragility.
    AP23841 is similar to ARIAD's lead cancer product, AP23573. Both product candidates inhibit the activity of a protein known as mTOR, which results in the starvation of cancer cells. However, AP23841 is designed to selectively concentrate in bone, which should deliver a more potent therapeutic effect to cancer cells that have migrated to bone. AP23841 also blocks the activity of bone cells responsible for bone destruction. Stopping bone destruction impedes the release of growth factors that attract cancer cells to bone and stimulate their proliferation in bone.
    Saturday's press release issued by the AACR is available at the AACR web site (http://www.aacr.org/1132ab.asp), as is the abstract by Metcalf, C., et al, "A novel, bone-targeted mTOR inhibitor that decreases both tumor proliferation and bone breakdown for the treatment of cancer," (http://www.aacr.org/2003AM/2003AM.asp).
    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Zometa(R) is a registered trademark of Novartis AG.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610/407-9260
             Kathy Lawton, 617/621-2345